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                                                                 EXHIBIT 10(x)

                                     AMENDMENT TO
                       EMPLOYMENT AND NONCOMPETITION AGREEMENT

1. THIS AMENDMENT is dated as of February 28, 1997, is between WINTHROP RESOURCES CORPORATION, a Minnesota corporation (the "Company") and John L. Morgan, an individual residing in the State of Minnesota (the "Employee"), and is an amendment to the Employment and Noncompetition Agreement executed as of November 6, 1996 by and between Company and Employee.

RECITALS

A. Company has entered into an Agreement and Plan of Reorganization (the "Merger Agreement") with TCF Financial Corporation ("TCF") pursuant to which Company will merge with a subsidiary of TCF (the "Merger").

B. Company and Employee are parties to an Employment and Noncompetition Agreement (the "Employment Contract") executed as of November 6, 1996.

C. In connection with the pending Merger, Company desires assurance of Employee's continued services for a minimum of three years and Employee is willing to make such a commitment but desires assurance of ongoing compensation in the event Company should terminate his employment, therefore the parties wish to amend the Employment Contract accordingly in the respects set forth herein.

                                      AMENDMENT

NOW THEREFORE, in consideration of the mutual agreements set forth herein the parties hereby amend the Employment Contract as follows:

                                          1.

Section 2.03 (TERM) is amended to read as follows in full:

The term of this Agreement shall commence January 1, 1997 and run for three (3) years unless terminated as provided in this Agreement. Commencing January 1, 2000, the term of Employee's employment hereunder shall be automatically extended on each January 1 for one additional year unless on or before the June 1 immediately preceding any such January 1 either party gives written notice to the other of the cessation of further extensions, in which case no further extensions shall occur.

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                                          2.

Section 6.01 (NONCOMPETITION) is amended to revise the title to read NONCOMPETITION AND NONSOLICITATION and to add the following at the end thereof:

Employee also agrees that for a period of three (3) years following termination of employment with the Company for any reason, Employee will not solicit any employee or former employee of the Company for employment by or any other type of affiliation with any business with which Employee is associated in any capacity, or directly or indirectly encourage such employment or affiliation in any manner. Employee agrees to show a copy of the entire Section 6.01 (NONCOMPETITION AND NONSOLICITATION), including these amendments, to any potential new employer or business venture (other than companies in which Employee is only a shareholder and his holdings are less than five percent, as defined earlier in this section) prior to commencing his employment or other relationship with such employer or business venture.

                                          3.

Section 4.03 (TERMINATION WITHOUT CAUSE) is amended to read as follows:

Effective as of the "Effective Time" of the Merger, as defined in the Merger Agreement, the Employee shall no longer have the right to terminate this Employment Contract without Good Reason, however Company shall retain the right to terminate this Contract without cause. In the event of a termination of this Employment Contract by Company without cause, or by Employee for Good Reason, Employee shall be paid at the usual rate of his annual Base Salary (subject to the terms of Section 3.01) through the end of the term of this Employment Contract and shall also receive through such date all monthly advances against the anticipated maximum bonus (subject to the terms of Section 3.02) and all benefits under plans in accordance with their terms. Notwithstanding the foregoing, in the event the Committee should determine in good faith, and after providing Employee with an opportunity to present any evidence he may wish to present, that Employee is acting in violation of his NonCompetition, NonSolicitation, Confidentiality or other ongoing obligations under this Employment Contract, then the Committee may reduce or terminate payments to Employee under this Section 4.03, including immediate cancellation of any stock options or restricted stock grants to Employee which may be outstanding. Company agrees that any amounts not paid under this Section 4.03 as a result of any such action on the part of the Committee shall reduce the amount of any legal damages to which Company might otherwise be entitled. Employee agrees that any such action by the Committee will not preclude the Company from seeking damages and/or other legal or equitable remedies for his breach of obligations under this Contract, if any, so long as such damages are reduced in the manner aforesaid.

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                                          4.

Section 1.06 (GOOD REASON) is amended to read as follows:

Effective as of the "Effective Time" of the Merger, as defined in the Merger Agreement, "Good Reason" shall mean a termination by Employee after Company has failed to pay any amounts due under the Employment Contract, and such failure has continued for a period of thirty days after Employee provides written notice of such occurrence to the Company.



IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

EMPLOYEE                       WINTHROP RESOURCES CORPORATION


/s/ John L. Morgan             By: /s/ Kirk A. MacKenzie
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Address:                       Its Executive Vice President & Treasurer
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1015 Opus Center
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9900 Bren Road East
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Minnetonka, MN 55343
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